Press Release
Contact:
John C. Stoddart Shareholder Relations Officer 484-881-4141 john.stoddart@fnbchestercounty.com
First Chester County Corporation Earnings Increase 53.5%
(October 24, 2002 --- West Chester) Charles E. Swope, Chairman of the Board and President of First National Bank of Chester County, subsidiary of First Chester County Corporation, announced that net income for the first nine months of 2002 was $4.2 million, a 53.5% increase over the 2001 nine-month net income of $2.8 million. Earnings per share for the nine-month period ended September 30, 2002 was $0.96 per share, a $0.34 or 54.8% increase over the same period in 2001. Earnings for the period benefited from an increase in net interest income as interest earning assets and the margin earned on assets increased. Also contributing to the increase in 2002 net income was a $274 thousand non-recurring after tax gain on the sale of real estate assets ($44 thousand after tax gain in 2001) and an after tax gain of $333 thousand on the sale of residential mortgage assets ($78 thousand after tax gain in 2001). This large percentage increase can be attributed to 2001 earnings that were impacted by rapid rate decreases initiated by the Federal Reserve Bank and by loan write-downs. Improvement in credit quality and credit administration remains a high priority leading to improved performance, and reduced risk.

Revenue from Financial Management Services assets under management and custody was $2.4 million for the nine-month period ended September 30, 2002, an increase of 6.7% compared to $2.2 million in the same period in 2001. This growth can be attributed to strong business development efforts focusing on local individuals, businesses, and political and governmental units, partially offset by declines in equity values due to stock market fluctuations.

Branch Deposits grew 11.8% or $56 million from September 30, 2001 to September 30, 2002. President Swope stated, “deposit growth can be attributed to the execution of our strategic plan of branch expansion within Chester County.” The total combined assets of First Chester County Corporation was $1.1 billion for the nine-month period ended September 30, 2002, an increase of 7.2% when compared to $1.0 billion in total combined assets in the same period in 2001. These figures include total assets of First National Bank of Chester County and assets under management and custody of Financial Management Services.

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First Chester County Corporation common stock is traded in the over-the-counter market under the symbol of “FCEC.”
This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company believes the assumptions underlying the forward-looking statements are reasonable. However, because the assumptions are predictions of future events and circumstances, any of the assumptions could be inaccurate. Therefore there can be no assurance that the forward-looking statements contained in this release will prove to be accurate. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company’s most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Furthermore, the Company disclaims any obligation or intent to update any such factors or forward-looking statements to in light of future events and developments.

                    First Chester County Corporation, parent company of
                    The First National Bank of Chester County
                    SELECTED FINANCIAL DATA (unaudited)

(Dollars in thousands, except per share data)

SELECTED FINANCIAL DATA                          SEPTEMBER 30,        DECEMBER 31,
--------------------------------------
                                             2002          2001           2001
                                           ------------------------   ------------

Assets ...............................      $608,668      $560,381      $584,332
Loans and Leases .....................       442,504       434,549       448,110
Allowance for loan & lease loss ..         6,375         6,282         6,344
Investment Securities ................       116,155        85,511        80,741
Deposits .............................       532,571       476,311       498,825
Shareholders Equity ..................        47,477        44,790        43,839
FMS Assets ...........................       495,582       469,400       497,120
Average Assets .......................       607,586       551,546       571,621
Average Equity .......................        47,266        45,202        38,317
Non-Accrual Loans ....................         5,410         9,092         7,630

STATEMENT OF INCOME                 THREE MONTHS ENDED SEPTEMBER 30,      NINE MONTHS ENDED SEPTEMBER 30,
-------------------
                                        2002               2001               2002               2001
                                   ----------------------------------    ---------------------------------

Interest Income                     $   9,273           $  9,514           $  28,109        $   29,502
Interest Expense                        2,634              3,782               8,346            12,267
                                       ------             ------              ------            ------

Net Interest Income                     6,639              5,732              19,763            17,235

Provision For Loan &Lease Losses      875              1,400               1,655             1,770
                                       ------             ------              ------            ------

Net Interest Income After
  Provision For Loan Loss               5,764              4,332              18,108            15,465

Non-Interest Income                     2,368              1,569               6,647             4,629
Non-Interest Expense                    6,161              5,669              18,812            16,219
                                       ------             ------              ------            ------

Income Before Taxes                     1,971                232               5,943             3,875

Income Taxes                              569                130               1,719             1,123
                                       ------             ------              ------            ------

Net Income                          $   1,402           $    102           $   4,224       $     2,752
                                       ======             ======              ======            ======

PER SHARE DATA
--------------

Net Income Per Share (Basic)        $    0.32           $   0.13           $   0.96        $     0.62
Net Income Per Share (Diluted)      $    0.32           $   0.13           $   0.95        $     0.61
Cash Divided Declared               $    0.13           $   0.13           $   0.39        $     0.39
Book Value                          $   10.73           $  10.12           $  10.73        $    10.12